UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
May 22, 2017
Date of report (Date of earliest event reported)

ROADRUNNER TRANSPORTATION SYSTEMS, INC.
(Exact Name of Registrant as Specified in Charter)

DELAWARE	001-34734	20-2454942
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4900 S. PENNSYLVANIA AVE. CUDAHY, WISCONSIN		53110
(Address of Principal Executive Offices)		(Zip Code)
(414) 615-1500
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Executive Officer
On May 22, 2017, Roadrunner Transportation Systems, Inc. (the “Company”) appointed Terence R. Rogers as Executive Vice President and Chief Financial Officer. Curtis W. Stoelting, the Company’s Chief Executive Officer, will continue to serve as the Company’s principal financial officer and principal accounting officer.
Mr. Rogers, age 58, served as the Chief Financial Officer of The Heico Companies, LLC, the parent company for a diversified portfolio of over 35 businesses, from April 2012 to February 2017. Prior to that time, Mr. Rogers served in various financial positions with Ryerson Inc., a leading distributor and value-added processor of industrial metals, from December 1994 to April 2012, most recently as Chief Financial Officer.
In connection with his appointment as Executive Vice President and Chief Financial Officer, the Company and Mr. Rogers entered into an employment agreement, dated as of May 22, 2017 (the “Employment Agreement”). Pursuant to the terms of the Employment Agreement, Mr. Rogers will receive an annual base salary of $400,000. Mr. Rogers is also eligible to earn bonus compensation under the Company’s bonus plan and is entitled to participate in and receive all benefits under the Company’s employee benefit programs. The Employment Agreement provides that, in the event the Company terminates Mr. Rogers’ employment without “cause” (as such term is defined in the Employment Agreement) or Mr. Rogers terminates his employment for “good reason” (as such term is defined in the Employment Agreement), the Company will (i) continue to pay Mr. Rogers his base salary for the 12-month period following the date of such termination, and (ii) pay Mr. Rogers a single-sum amount equal to the premiums that he would have to pay (based upon the COBRA premiums being charged under the Company’s health plan as of the termination date) if he had elected to continue the health insurance coverage that he was receiving under the Company’s group health plan immediately prior to the date of termination for a period of 12 months after the date of termination. In addition, the Employment Agreement provides that, in the event the Company terminates Mr. Rogers’ employment without “cause” (as such term is defined in the Employment Agreement) or Mr. Rogers terminates his employment for “good reason” (as such term is defined in the Employment Agreement) during the two year period immediately following a “change in control” (as defined in the Company’s 2010 Incentive Compensation Plan), then in lieu of the payments described in the immediately preceding sentence, the Company will (i) continue to pay Mr. Rogers his base salary for the 18-month period following the date of such termination, (ii) pay Mr. Rogers a lump sum amount equal to one and one-half times Mr. Rogers’ bonus for the year in which the termination of employment occurs, with such bonus amount being payable at the “target” bonus amount, and (iii) pay Mr. Rogers a single-sum amount equal to the premiums that he would have to pay (based upon the COBRA premiums being charged under the Company’s health plan as of the termination date) if he had elected to continue the health insurance coverage that he was receiving under the Company’s group health plan immediately prior to the date of termination for a period of 18 months after the date of termination. Mr. Rogers must execute a general release in order to receive any severance benefits. The foregoing is a summary only and does not purport to be a complete description of all of the terms, provisions, covenants, and agreements contained in the Employment Agreement, and is subject to and qualified in its entirety by reference to the complete text of the Employment Agreement, a copy of which will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ending June 30, 2017.
On May 22, 2017, the Company granted Mr. Rogers a seven-year non-qualified stock option to purchase 165,000 shares of the Company’s common stock with an exercise price equal to the fair market value on the grant date, subject to vesting over four years, with 25% vesting on each annual anniversary of the grant date. The foregoing is a summary only and does not purport to be a complete description of all of the terms, provisions, covenants, and agreements contained in the form of Stock Option Agreement, and is subject to and qualified in its entirety by reference to the complete text of the form of Stock Option Agreement attached as Exhibit 10.30 to our Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on May 10, 2016 and incorporated by reference into this Item 5.02.
There was no arrangement or understanding pursuant to which Mr. Rogers was appointed as an executive officer of the Company, and there have been no related party transactions between Mr. Rogers and the Company that are reportable pursuant to Item 404(a) of Regulation S-K. Mr. Rogers is not related to any executive officer or director of the Company.
On May 24, 2017, the Company issued a press release announcing the appointment of Mr. Rogers as the Company’s Executive Vice President and Chief Financial Officer. A copy of this press release is attached hereto as Exhibit 99.1 and is hereby incorporated by reference into this Item 5.02.

Item 9.01.	Financial Statements and Exhibits.

(a)	Financial Statements of Business Acquired.
Not applicable.
(b)	Pro Forma Financial Information.
Not applicable.
(c)	Shell Company Transactions.
Not applicable.
(d)	Exhibits.
Exhibit
Number

99.1	Press Release dated May 24, 2017

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ROADRUNNER TRANSPORTATION SYSTEMS, INC.

Date: May 24, 2017	By:	/s/ Curtis W. Stoelting
Curtis W. Stoelting
Chief Executive Officer

EXHIBIT INDEX

Exhibit
Number	Description

99.1	Press Release dated May 24, 2017